Exhibit 99.1

COMSTOCK RESOURCES TO BECOME HAYNESVILLE BASIN LEADER WITH ACQUISITION OF COVEY PARK ENERGY FOR $2.2 BILLION

Creates Haynesville Basin leader with 1.1 Bcfe of net daily production and 2,000 net drilling locations

Jerry Jones to invest $475 million bringing his total investment to $1.1 billion

FRISCO and DALLAS, TX, June 10, 2019 - Comstock Resources, Inc. (NYSE: CRK) ("Comstock" or the "Company") and Covey Park Energy LLC ("Covey Park") today jointly announced that Comstock has entered into an agreement under which Comstock will acquire Covey Park in a cash and stock transaction valued at approximately $2.2 billion, including the assumption of Covey Park's outstanding debt and the retirement of Covey Park's existing preferred units which in the aggregate total approximately $1.1 billion. Covey Park is a privately held natural gas company with operations in the core of the Haynesville shale basin.

The acquisition of Covey Park complements and expands Comstock's position in the Haynesville shale and accelerates its progress towards its strategic and financial goals of sustainable free cash flow generation and reduced leverage.  Transaction highlights include:

Comstock to Become the Basin Leader in the Haynesville, a Premier Natural Gas Basin with Superior Economics

•	Over 1.1 Bcfe/day of net production, approximately 374,000 net acres and 5.4 Tcfe of SEC proved reserves and 7.6 Tcfe SPE proved reserves
•	293,000 net Haynesville acres with approximately 2,000 net drilling locations, including approximately 1,300 net locations with lateral length over 5,000 feet
•	Combined management team that has drilled over 500 horizontal Haynesville shale wells

Free Cash Flow Generation Resulting from Industry Leading Margins

•	Best-in-class natural gas unit cost structure with industry leading EBITDAX margin of 76%
•	EBITDAX of $935 million based on pro forma annualized 1Q 2019 results
•	Pro forma company expects to fund drilling plan within operating cash flow
•	Pro forma 2019 estimated leverage ratio of 2.9x, targeting a reduction to under 2.0x by 2021
•	Enhances capital efficiency and operating margins on a per unit basis while providing over $25 million in anticipated annual corporate G&A savings

Low Cost, Flexible Natural Gas Marketing Optionality

•	500 miles of gas gathering infrastructure
•	Limited basis risk due to proximity to Gulf Coast demand and contracts tied to Henry Hub
•	Low gathering, treating and transport costs
•	No unmet minimum volume commitments

Aligns Partners to Achieve Success

•	Successful Dallas businessman, Jerry Jones, will remain the Company's largest shareholder with 75% ownership interest and a cumulative investment of $1.1 billion
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Denham Capital, a prominent energy focused private equity firm with $9.7 billion in invested and committed capital, becomes the second largest shareholder with approximately 16% common stock ownership interest

The transaction was unanimously approved by both companies' boards of directors.  Upon closing of the transaction, Comstock's Board of Directors will be expanded to include Covey Park's Co-CEO John Jacobi and Jordan Marye, a Managing Partner of Denham Capital.  The management team will be led by Comstock's current CEO M. Jay Allison but will include representation from both management teams and will combine the two companies' operating staffs to retain talent and achieve an efficient organization.

Jerry Jones, owner of the Dallas Cowboys Football Club Ltd.,  stated, "I am excited to provide the funding and to team up with Denham Capital to combine the two companies to create the basin leader in the Haynesville shale.  This combination is another step toward completing my vision to create an industry leading natural gas company."

M. Jay Allison, Comstock's Chief Executive Officer, commented, "After a year of evaluating several potential targets in the Haynesville shale, we believe we have found the perfect merger partner.  This merger is an excellent fit with our existing acreage and continues our strategic plan of creating significant scale and resource depth in the Haynesville shale basin. The combined company will have a stronger balance sheet, enhanced by a large inventory of high quality, low cost and high return drilling opportunities.  In integrating Covey Park we plan to focus on operating efficiency and having a combined drilling program that provides for substantial free cash flow to achieve our goal of reducing our leverage."

John Jacobi and Alan Levande, Co-CEOs of Covey Park, commented, "We are extremely proud of the company we built in the prolific Haynesville shale basin.  We believe the combined company will possess a substantial scale advantage and an excellent foundation for significant organic growth with attractive cash flows going forward."

Jordan Marye, a Managing Partner at Denham Capital, added, "On behalf of Denham, we look forward to working with Jerry Jones and Comstock as the Company develops the prized assets the Covey Park team has assembled in the core of the Haynesville.  We believe the combined teams and the Company's complementary asset base, along with the substantial support from Mr. Jones, make Comstock the ideal company to deliver the tremendous value associated with these assets."

Financing and Transaction Structure

Jerry Jones will invest an additional $475 million in cash for 50,000,000 of newly issued shares of Comstock common stock to be issued at an agreed upon price of $6.00 per share and $175 million of newly issued shares of perpetual convertible preferred stock. The additional equity investment brings Jerry Jones' total investment in Comstock to approximately $1.1 billion.

At closing Comstock will assume Covey Park's existing $625 million 7.5% senior notes, retire amounts outstanding under Covey Park's credit facility, and redeem all outstanding previously issued Covey Park preferred units.

In connection with the transaction, the Company has appointed BMO Capital Markets to arrange an amended and restated $2.5 billion bank credit facility with an initial borrowing base of $1.575 billion and a maturity of five years from closing.  The Company plans to elect to set the borrowing base at $1.5 billion at closing.  The cash consideration payable in the transaction will be funded through a combination of the equity contribution from Jerry Jones and borrowings under the Company's bank credit facility.

Covey Park's equity owners will receive $700 million in cash, $210 million of a newly issued perpetual convertible preferred stock and 28,833,000 shares of newly issued Comstock common stock at an agreed upon price of $6.00 per share.

The total $385 million in newly issued preferred stock will have a quarterly cash dividend of 10% per annum and can be converted into shares of common stock at a conversion price of $4.00 per share commencing one year from the issue date.  The Company will have the right to redeem the preferred stock at any time at face value plus accrued dividends.

The transaction is expected to close on or before July 31, 2019, subject to the satisfaction of certain regulatory approvals and other customary closing conditions.

Advisors

Wells Fargo Securities, LLC is acting as lead financial advisor to Comstock and BMO Capital Markets is also acting as a financial advisor to Comstock.  Locke Lord LLP is acting as legal advisor to Comstock.  BofA Merrill Lynch and Barclays are acting as lead financial advisors to Covey Park.  Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC also provided financial advice to Covey Park.  Vinson & Elkins LLP is acting as legal advisor to Covey Park.

Conference Call and Webcast

Additional details about the transaction and Comstock's strategy will be provided on a teleconference call that has been scheduled for June 10, 2019 at 9:00 a.m. Central Time.  The telephone number to access the conference call is 844-776-7840 (international dial-in use 614-699-6629) and provide access code 2465846.  The conference call and investor presentation will be webcast and can be found at www.crkfrisco.com in the "Investors" section of Comstock's website, or at the following link:  https://edge.media-server.com/m6/pf5wk8sh9.  The web replay will be available for approximately one week.  A replay of the conference call will be available beginning at 1:00 p.m. Central Time on June 10, 2019 and will continue until 1:00 p.m. Central Time on June 17, 2019.  To hear the replay, call 855-859-2056 (404-537-3406 if calling from outside the U.S.).  The conference call access code is 2465846.

Comstock is a growing independent energy company engaged in the acquisition, development, production and exploration of oil and gas properties primarily in Texas, Louisiana and North Dakota. For more information, visit www.crkfrisco.com.  The company's common stock is traded on the NYSE under the ticker symbol "CRK."

Comstock Contacts:     Roland Burns, President and Chief Financial Officer, 972-668-8800

                                        Gary Guyton, Director of Planning and Investor Relations, 972-668-8834

Covey Park is an independent natural gas company engaged in the acquisition, development and exploration of oil and gas properties in the Haynesville and Bossier shale plays of North Louisiana and East Texas.  Its highly experienced management team is focused on maximizing corporate level returns through the development of its large portfolio of repeatable, low-risk, high-margin natural gas drilling opportunities.  For more information, visit www.coveypark.com.

Covey Park Contacts:    Richard Burnett, Executive Vice President and Chief Financial Officer, 214-548-6000

                                           Ernesto Alegria, Vice President of Finance and Investor Relations, 214-627-9711

Denham Capital is a leading energy and resources-focused global private equity firm with more than $9.7 billion of invested and committed capital across ten fund vehicles and offices in Houston, London, Boston and Perth. The firm makes direct investments in the energy and resources sectors, including businesses involving oil and gas, power generation and mining, across the globe and all stages of the corporate lifecycle. Denham’s investment professionals apply deep operational and industry experience and work in partnership with management teams to achieve long-term investment objectives. For more information about Denham Capital, visit www.denhamcapital.com.

Cautionary Statement Regarding Forward-Looking Information

This press release may contain certain "forward-looking statements", including certain plans, expectations, goals, projections, and statements about the benefits of the proposed transaction, Comstock Resources' plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: the possibility that the proposed transaction does not close when expected or at all because required regulatory or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; the risk that regulatory approvals required for the proposed merger are not obtained or are obtained subject to conditions that are not anticipated; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; uncertainties as to the timing of the transaction; competitive responses to the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management's attention from ongoing business operations and opportunities; the ability of Comstock to complete the acquisition and integration of Covey Park successfully; litigation relating to the transaction; and other factors that may affect future results of Comstock.

Additional factors that could cause results to differ materially from those described above can be found in Comstock's Annual Report on Form 10-K for the year ended December 31, 2018 and in its subsequent Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, each of which is on file with the Securities and Exchange Commission ("SEC") and available in the "Investors" section of Comstock Resources' website, http://crkfrisco.com/, under the subsection "SEC Filings" and in other documents Comstock Resources files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Comstock assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.